SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

FORM 8-K

_________________

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

July 31, 2003
Date of Report
(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

Bay View Plaza – Alameda, California

     On July 31, 2003, G REIT, Inc. (the “Company”) through its wholly owned subsidiary, GREIT – Bay View, LP, a California limited partnership, purchased an approximately 97.2% undivided tenant in common interest in Bay View Plaza (“Bay View”) located in Alameda, California. The remaining undivided tenant in common interest was purchased by NNN Bay View 1, LLC, an affiliate of the Company. The seller was LNR Harbor Bay, LLC, an unaffiliated third party. The total purchase price for the property was approximately $11,655,000 in cash. The Company’s proportionate share of the total purchase price was approximately $11,329,000. The seller paid a sales commission to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of the Company’s advisor, of $380,000, or approximately 3% of the purchase price.

     Built in 2001, Bay View consists of a 61,463 square foot two-story Class A office building on a 3.01 acre site located in the master-planned Harbor Bay Office Park in Alameda, California. There are approximately 423 parking spaces shared with an adjoining building, a parking ratio of 3.4 spaces per 1,000 square feet. The Property’s address is 1600 Harbor Bay Parkway. The location provides access to Oakland International Airport, the BART transit system, a ferry to San Francisco and the new Ronald H. Cowan Parkway, a four lane highway connecting Harbor Bay Business Park to the airport and I-880 scheduled for completion in late 2003.

     Bay View is approximately 93% leased to four tenants including Good Guys, the State of California, National Medical Services and Lennar Partners. Good Guys occupied approximately 51% and the State of California, Employment Development Department, occupied approximately 20% of the property as of the date of acquisition. No leases expire during the next twelve months.

     The Company does not anticipate making any significant repairs or improvements to Bay View over the next few years. A Phase I environmental assessment completed in connection with the purchase of Bay View found no hazardous conditions. For federal income tax purposes, Bay View’s depreciable basis is approximately $9,906,750.

     The Company has retained Realty to manage Bay View for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

North Pointe Corporate Center – Sacramento, California

     On August 11, 2003, the Company through its wholly owned subsidiary, GREIT—North Pointe, LP, a California limited partnership, purchased North Pointe Corporate Center (“North Pointe”) located in Sacramento, California. The seller was an unaffiliated third party. The total purchase price for the property was approximately $24,205,000 in cash. The seller paid a sales commission to Realty of $705,000, or approximately 2.9% of the purchase price.

     North Pointe is a 130,805 square foot four-story Class A office building on 5.6 acres built in 1988. North Pointe has immediate access to Interstate 80, which links the Bay Area to the eastern United States and the Capital Center Freeway, the latter providing direct access to downtown Sacramento and points south. The property is centrally located near Sacramento’s fast-growing residential areas, Roseville and North Natomas.

     North Pointe is approximately 82% leased to two tenants. At the date of acquisition, the Internal Revenue Service occupied approximately 68% and Quest Education Corporation occupied approximately 14% of the property. No leases expire during the next twelve months.

     The Company does not anticipate making any significant repairs or improvements to North Pointe over the next few years. A Phase I environmental assessment completed in connection with the purchase of North Pointe found no hazardous conditions. For federal income tax purposes, North Pointe’s depreciable basis is approximately $20,574,250.

2

     The Company has retained Realty to manage North Pointe for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

ITEM 5. OTHER ITEMS.

     On July 17, 2003, the Company and LaSalle amended its credit agreement (the “Amended Agreement”) to increase the Company’s line of credit from $40,000,000 to $65,000,000. The Amended Agreement also provides that the Company may request on up to three separate occasions on or before July 17, 2005 to increase the line of credit to $200,000,000 in the aggregate.

     On July 28, 2003, the Board of Directors approved the renewal of the Advisory Agreement between the Company and the Company’s advisor, Triple Net Properties, LLC, for a one-year period effective July 22, 2003.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

     It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.01	Agreement of Purchase and Sale and Joint Escrow Instructions dated as of May 6, 2003 between LNR Harbor Bay, LLC and Triple Net Properties, LLC.

10.02	Real Property Purchase and Sale Agreement and Escrow Instructions dated as of July 2, 2003 by and between Government Property Fund IV, LLC and Triple Net Properties, LLC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date: August 12, 2003	By:	/s/ Anthony W. Thompson

Anthony W. Thompson President and Chief Executive Officer

3